Exhibit 99.1

             INFONOW EXPECTS TO REPORT $0.05 EARNINGS PER SHARE AND
                   MORE THAN $800,000 TOTAL CASH FLOW FOR 2003

          Company Signs New Channel Insight Customers in Fourth Quarter

DENVER--January 21, 2004--InfoNow Corporation (Nasdaq: INOW), a leading provider of Enterprise Channel Management solutions, today announced preliminary, unaudited financial results for its fourth quarter and full year 2003.

The Company expects revenues for the quarter, which ended December 31, 2003, to be approximately $3.01 million, up six percent compared to $2.84 million reported for the third quarter of 2003. The company expects fourth-quarter net income of approximately $385,000, or $0.04 per share, up from $78,000, or $0.01 per share, in the third quarter; operating cash flow of $199,000, up from $92,000 in the third quarter; and total cash flow for the fourth quarter of $524,000, up from total cash flow of $96,000 in the third quarter.

For full-year 2003, the Company expects revenues of approximately $12.4 million, down three percent compared to 2002; net income of approximately $499,000, or $0.05 per share, up from net income of $1,000, or $0.00 per share in 2002; operating cash flow of $676,000, up from $509,000 in 2002; and total cash flow of $809,000, up from total cash flow of $231,000 in 2002. The Company's cash balance at December 31, 2003 was $3.3 million, up 32 percent compared to a cash balance of $2.5 million at year-end 2002.

"Our success in 2003 was driven primarily by a solid base of recurring revenue, sales of our Channel Insight solution, and disciplined financial management," said Michael Johnson, chairman and CEO of InfoNow. "In the third quarter, we introduced a modular delivery model for Channel Insight. This new model shortened our sales cycle and enabled us to add a number of new Channel Insight clients in the fourth quarter."

InfoNow's Channel Insight solution consists of the Channel Insight Point of Sale
(POS) Platform and a suite of modular applications which address specific business challenges of channel-focused companies. The platform provides functionality to track millions of sales transactions completed by thousands of channel partners in near real-time, and to identify the distributors, resellers and end-customers that are purchasing a company's products. Through the Channel Insight Application Suite, customers use this information to develop highly competitive sales campaigns, improve business processes, and increase the return on investment of their channel strategies.

"Our technology is reshaping the competitive landscape for companies that sell through complex channel networks," Johnson said. "Channel Insight gives clients deep visibility into their channel networks - often for the first time - and provides tools to use this visibility to dramatically improve their business."

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"In summary, we're seeing real traction with Channel Insight," Johnson added.
"We grew our sales in the fourth quarter and added new brand-name customers; we have a growing pipeline of opportunities; and we expect to sign new Channel Insight clients this quarter. While it's difficult to predict the specific growth trajectory of Channel Insight, we expect to continue to deliver positive cash and earnings in the first quarter."

The Company offered the following guidance:

- For the first quarter of 2004, InfoNow expects to deliver positive earnings and positive cash flow.

InfoNow will provide a brief summary of 2003 highlights and offer some initial perspective on 2004 during a conference call on Wednesday, January 21, 2004 at 9:00 a.m. Mountain Standard Time (MST). To participate, callers should dial 1-888-886-7043. The call also will be broadcast live and archived for 90 days on the Company's corporate Web site at www.infonow.com. Visitors can access the audio Web cast by visiting the Investor Relations section of the Web site and following the conference call prompts.

The Company expects to report final, audited 2003 results on March 17, 2004.

About InfoNow Corporation
InfoNow (Nasdaq:INOW) provides Enterprise Channel Management software and services to help companies efficiently collaborate with multiple channel partners, such as distributors, resellers, and dealers, to improve business processes and increase sales to end-customers. The Company's Channel Insight solution provides strategic insights into channel activity, partner performance and end-customer sales, and includes applications for credit assignment, opportunity generation, opportunity tracking, market intelligence and channel partner performance. InfoNow also offers solutions for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Avaya, Bank of America, Hewlett-Packard, Miller Electric, Schering-Plough, The Hartford, and Visa better serve their end-customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company's Web site at www.infonow.com.
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This press release contains forward-looking statements, including statements relating to the Company's expectations for first quarter 2004 financial results. Statements regarding future events are based on InfoNow's current expectations and are necessarily subject to associated risks related to, among other things, the completion of the 2003 year-end audit and the Company's ability to meet its 2004 objectives. Factors that could affect the Company's ability to achieve its objectives include the following: an extended macroeconomic slowdown could have an adverse effect on market demand for software and services; extended sales cycles could have a negative impact on the timing of the Company's sales, implementations and revenue recognition; the Company may not be successful in forecasting customer demand or the price it may realize for its solutions; the Company's estimates of cost and expenses could differ materially from its estimates; and/or the Company may not develop and deploy its software and services as expected. In light of these risks, there can be no assurance that the forward-looking statements contained in this press release will, in fact, be realized. Actual events or results may differ materially.

The statements made in this press release represent InfoNow's views as of the date of this press release and it should not be assumed that the statements made herein remain accurate as of any future date. InfoNow does not presently intend to update these statements until its year-end conference call on March 17, 2004, and undertakes no duty to any person to provide any interim update under any circumstances, except as otherwise required by law.

Detailed information on factors that could cause actual results to differ materially from forward-looking statements made in this release are contained in the Company's reports on Form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. These reports may be accessed through the EDGAR database maintained by the SEC at http://www.sec.gov/.

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